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                                                                    EXHIBIT 23.1


                      [PRICEWATERHOUSECOOPERS LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Healthcare Recoveries, Inc. (the "Company") on Form S-8 (File Nos. 333-41557, 333-41559, and 333-41561) of our report dated February 16, 1999, except for Note 15 as to which the date is March 22, 1999, on our audits of the financial statements of the Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in the Company's 1998 Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

February 16, 1999